Exhibit 99.1

NB&T Financial Reports Earnings for Second Quarter 2013

July 16, 2013

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the second quarter of 2013 of $1.1 million, or $.33 per share, compared to net income of $1.2 million, or $.33 per share, for the second quarter of 2012. Net income declined primarily due to an approximately $1.0 million increase in the loan loss provision and continued margin compression, partially offset by gains on security sales of $817,000 and gain on extinguishment of long-term debt of approximately $300,000. Net income for the first six months of 2013 was $2.2 million, or $.63 per share, compared to $1.5 million, or $.44 per share, for the same period in 2012.

Comparing the first half of 2013 to 2012, President & CEO, John Limbert, commented, “The low interest rate environment is continuing to negatively impact our margin. In addition, we continue to invest considerable time and talent resolving loans with certain clients experiencing financial problems. While our non-performing loans have decreased by over 25% year over year, based on our ongoing analysis of those loans, we recorded additional loan loss provisions this quarter. At June 30, 2013, the total allowance for loan losses is $5.8 million, representing 1.4% of total loans.”

Net interest income was $5.1 million for the second quarter of 2013, compared to $5.4 million for the second quarter of 2012. Net interest margin decreased to 3.34% for the second quarter of 2013, compared to 3.38% for the same quarter last year. The net interest margin decreased primarily due to continued repricing of new and variable-rate assets to lower rates. Net interest income for the first half of 2013 was $10.5 million, compared to $10.9 million for the first half of 2012.

The provision for loan losses for the second quarter of 2013 was $1.3 million, compared to $332,000 in the same quarter last year. Net charge-offs were $167,000 in the second quarter of 2013, compared to $397,000 in the second quarter of 2012. Year to date net charge-offs for 2013 were $397,000, compared to $1.8 million for the first six months of 2012. The provision for loan losses for the six months ended June 30, 2013 was increased to add specific loan reserves of approximately $1.2 million for one commercial loan, bringing the total specific reserve on this loan to $2.0 million. The borrower’s financial condition has weakened, and the reserve is based on the estimated value of the accounts receivable not pledged to third parties and inventory securing the loan. Non-performing loans were $9.1 million at June 30, 2013, compared to $12.1 million at June 30, 2012.

Total non-interest income was $3.3 million for the second quarter of 2013, compared to $2.3 million for the second quarter of 2012. The increase is primarily due to a gain of $300,000 realized on the extinguishment of $1.0 million in trust preferred debt at a market discount in June 2013. In addition, in the second quarter of 2013, the Company also realized approximately $817,000 in securities sale gains, compared to $161,000 in securities sale gains in the second quarter of last year. In June 2013, the Company sold approximately $20.0 million in agency, mortgage-backed and taxable municipal securities to take advantage of current market pricing. Non-interest income for the first six months of 2013 was $5.2 million, compared to $4.4 million for the same period last year.

Total non-interest expense was $5.6 million for the second quarter of 2013, compared to $5.8 million for the second quarter of 2012. The decline in expense is due to continued focus on expense reduction primarily in the areas of personnel and processing efficiency. In addition, net costs associated with the operation of other real estate have declined approximately 44%, or $101,000, compared to the same quarter last year, due to a decline in other real estate owned balances from $3.0 million at June 30, 2012 to $1.9 million at June 30, 2013.

On June 18, 2013, the Board of Directors declared a dividend of $0.30 per share, payable July 22, 2013 to shareholders of record on June 28, 2013.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012	6/30/2013	6/30/2012
Statements of Income
Interest income	$5,586	$5,896	$6,277	$6,197	$6,278	$11,482	$12,805
Interest expense	473	519	560	749	896	992	1,860

Net interest income	5,113	5,377	5,717	5,448	5,382	10,490	10,945
Provision for loan losses	1,300	140	682	1,973	332	1,440	1,632
Other non-interest income	2,450	1,986	2,133	2,977	2,176	4,436	4,292
Other-than-temporary impairment charge	—	—	—	—	(35)	—	(35)
Net gains (losses) on sales of securities	817	(36)	—	1,013	161	781	161

Total non-interest income	3,267	1,950	2,133	3,990	2,302	5,217	4,418
Total non-interest expenses	5,605	5,886	5,745	5,934	5,801	11,491	11,815

Income before income taxes	1,475	1,301	1,423	1,531	1,551	2,776	1,916
Income taxes	336	282	336	257	396	618	400

Net income	$1,139	$1,019	$1,087	$1,274	$1,155	$2,158	$1,516

Per Share Data
Basic earnings per share	$0.33	$0.30	$0.32	$0.37	$0.33	$0.63	$0.44
Diluted earnings per share	0.33	0.30	0.32	0.37	0.33	0.63	0.44
Dividends per share	0.30	0.30	0.30	0.30	0.30	0.60	0.60
Book value at quarter end	19.83	20.58	20.70	20.79	20.72	19.83	20.72
Average basic shares outstanding	3,415	3,420	3,422	3,424	3,425	3,418	3,425
Average diluted shares outstanding	3,426	3,427	3,426	3,432	3,431	3,426	3,433
Balance Sheet Items (Quarter End)
Total assets	$659,827	$673,729	$651,075	$669,838	$687,226	$659,827	$687,226
Securities	134,154	144,156	133,020	137,998	156,161	134,154	156,161
Loans, including loans held for sale	410,202	407,818	402,184	400,036	396,500	410,202	396,500
Allowance for loan losses	5,803	4,670	4,760	6,135	4,508	5,803	4,508
Deposits	572,926	577,349	559,568	576,348	592,979	572,926	592,979
Borrowings	14,310	15,310	15,310	15,310	15,310	14,310	15,310
Total shareholders’ equity	67,682	70,290	70,820	71,153	70,955	67,682	70,955
Assets Under Management
Total assets	$659,827	$673,729	$651,075	$669,838	$687,226	$659,827	$687,226
Cash management sweep accounts	38,019	40,799	28,471	37,477	40,739	38,019	40,739
Market value of trust assets	237,884	238,532	216,914	215,743	193,906	237,884	193,906
Market value of brokerage assets	76,668	77,707	73,178	71,417	67,082	76,668	67,082
Loans serviced for others	42,496	43,626	47,735	48,984	53,419	42,496	53,419

Total assets under management	$1,054,894	$1,074,393	$1,017,373	$1,043,459	$1,042,372	$1,054,894	$1,042,372

Selected Financial Ratios
Return on average assets (annualized)	0.69%	0.61%	0.65%	0.74%	0.67%	0.65%	0.44%
Return on average equity (annualized)	6.48	5.81	6.06	7.10	6.30	6.15	4.30
Dividend payout ratio	90.91	100.00	93.75	81.08	90.91	95.24	136.36
Net interest margin	3.34	3.50	3.67	3.42	3.38	3.42	3.42
Non-interest expense to total revenue	66.89	80.33	73.18	62.87	75.49	73.16	76.91
Average loans to average total assets	61.10	59.42	59.82	57.80	56.87	60.27	56.57
Asset Quality
Nonaccrual loans	$9,006	$9,097	$9,815	$12,179	$11,962	$9,006	$11,962
Accruing and 90 or more days past due	73	1,285	778	247	165	73	165

Total nonperforming loans	$9,079	$10,382	$10,593	$12,426	$12,127	$9,079	$12,127

Other real estate owned	1,894	1,868	1,327	2,196	3,032	1,894	3,032
Net charge-offs	167	230	2,057	346	397	397	1,792
Non-performing loans to total loans	2.21%	2.55%	2.63%	3.11%	3.06%	2.21%	3.06%
Loan loss allowance to total loans	1.42	1.15	1.18	1.53	1.14	1.42	1.14
Loan loss allowance to non-performing loans	63.92	44.98	44.94	49.37	37.17	63.92	37.17
Accruing loans 30+ days past due to total loans	0.57	0.59	0.46	0.64	0.36	0.57	0.36
Net charge-offs to average loans	0.16	0.23	2.04	0.35	0.41	0.20	0.91
Capital
Average equity to average total assets	10.60%	10.54%	10.64%	10.38%	10.66%	10.60%	10.66%
Tier 1 leverage ratio**	11.19	11.20	11.27	10.97	10.80	11.19	10.80
Total risk-based capital ratio**	18.95	19.08	19.51	19.51	19.20	18.95	19.20

**	Estimated for current quarter end